Exhibit 99.1

Island Breeze International, Inc. Provides Corporate Update Regarding Joint Venture and Investment Agreement

BELLMAWR, NJ--(August 31, 2010) - Island Breeze International, Inc. (OTCBB: IBII), an entertainment cruise development company, has provided an update regarding the previously announced joint venture and investment agreement.  The company announced that it has received confirmation that the investor intends to complete its obligations under this agreement on or before the end of September 2010.

Under the terms of the joint venture and investment agreement, Island Breeze International will form a new subsidiary for the purpose of acquiring an existing overnight cruise vessel to operate in East Asia.  Further, the investor has agreed to make a $600,000 equity investment in the company and, subject to certain conditions, to lend up to an additional $14,400,000 million to the newly formed subsidiary to facilitate the acquisition of the vessel and subsequent operations. Additional information with respect to the Joint Venture and Investment Agreement is contained in the Company’s Current Report on Form 8-K which was filed with the Securities and Exchange Commission on April 22, 2010.

The company also announced that it is actively in discussions with several other investor groups concerning its current and future anticipated financing needs regarding various projects located in East Asia.  These projects include but are not limited to the development of potential entertainment cruise operations with home ports in Hong Kong and Taiwan.  The company has also recently entered into preliminary discussions and due diligence regarding the development of an entertainment cruise operation from Shanghai, which is located in mainland China.

ABOUT ISLAND BREEZE INTERNATIONAL, INC.
Island Breeze International, Inc. (OTCBB: IBII) is focused on developing and operating entertainment cruise projects. Island Breeze International is currently evaluating port locations in East Asia for the establishment of its initial operations.  Island Breeze International's corporate website is www.IslandBreezeInternational.com.

FORWARD LOOKING STATEMENTS
The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:
Island Breeze International, Inc.
Bradley T. Prader
President & CEO
or
Steven G. Weismann
CFO
Phone: +1-856-931-1505
Email: info@IslandBreezeInternational.com